Exhibit 99.(h)(2)

Form of Servicing and Sub-Placement Agency Agreement

[DATE]

[NAME of Sub-Placement Agent]

[Address]

Re: Appointment as Servicing and Sub-Placement Agent

Ladies and Gentlemen:

Macquarie Wealth Advisers, LLC (the “Adviser”) for itself and for each Fund listed on Exhibit A (each, a “Fund” and, collectively, the “Funds”) and Macquarie Capital (USA) Inc. (“MCUSA”) hereby agree with you as follows in connection with the offering of limited liability company interests or units of beneficial interests (the “Interests”) in the Funds, each a limited liability company organized under the laws of the State of Delaware, in accordance with the applicable Fund’s Confidential Offering Memorandum or Confidential Memorandum, as amended from time to time (the “Memorandum”), and the services MCUSA, the Adviser and the Funds desire you to perform hereunder. All capitalized terms used in this Agreement which are not separately defined herein shall have the respective meaning set forth in the relevant Memorandum.

1.	Services.

(a)            Subject to the terms and conditions set forth herein, you are hereby appointed as the non-exclusive servicing and sub-placement agent in connection with sales of Interests. You hereby accept such agency and agree on the terms and conditions herein set forth to use your best efforts to find qualified subscribers for Interests and to use all reasonable efforts to assist us in obtaining performance by each subscriber of the terms of its investor application or other subscription documents used in connection with subscribing for Interests (the “Investor Application”). In addition, you shall provide personal service to each subscriber and assist these subscribers in maintaining their accounts, as well as responding to inquiries made by subscribers, keeping subscribers informed concerning capital calls, if any, as appropriate, and otherwise servicing subscribers as necessary.

(b)            The offers and sales of Interests are to be effected pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and under Regulation D thereunder. You agree that you will only make offers or sales of any Interests in compliance with the following procedures:

(i)            Offers and sales of Interests will be made only in compliance with the provisions of Rule 506 of Regulation D under the Securities Act and only to investors that you reasonably believe to qualify as “accredited investors,” as defined in Rule 501(a) under the Securities Act.

(ii)           No sale of Interests to any one investor will be for less than the minimum denominations as may be specified in the Memorandum or as the Fund shall advise you in writing.

(iii)          No offer or sale of any Interest shall be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where MCUSA has notified you in writing that such Interests have not been registered or qualified unless such Interests are exempt from the registration or qualification requirements of such laws.

(iv)         Sales of Interests will be made only to investors that are U.S. Persons as defined in Section 7701 of the Internal Revenue Code of 1986, as amended and, other than with respect to the [Name of Fund] or other registered investment companies, to “qualified purchasers” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(v)          No offers or sales may be made in respect of an investor who seeks to become a direct investor in underlying fund(s) in lieu of purchasing Interests in the Fund without the written consent of the Fund.

(c)            For purposes of the offering of Interests and providing related services, you will contact the Fund, which shall cause to be furnished copies of the Memorandum and Investor Application to prospective investors. You are authorized to furnish to prospective purchasers only such information concerning each Fund and the offering as may be contained in its Memorandum or any written supplements thereto, the Investor Application and each Fund’s approved marketing/presentation materials as prepared by the Fund or the Adviser and provided to you for use with investors and potential investors in connection with your services hereunder (“Information”).

2.	Subscriptions.

All subscriptions and payments for Interests shall be made pursuant to the terms and conditions set forth in the Memorandum, and subscriptions shall be subject to acceptance by the Fund.

3.	Representations and Warranties

You represent and warrant that:

(i)             You are duly authorized to enter into and perform, and have duly executed and delivered, this Agreement (including any exhibits hereto).

(ii)            You have and will maintain all licenses, registrations and memberships (including registration as a broker dealer, under the Securities Exchange Act of 1934, as amended and under the laws of any state to the extent required) necessary to be in compliance with applicable law, regulations and regulatory bodies (including FINRA, the U.S. Commodity Exchange Act and National Futures Association) to provide the services required to be provided by you hereunder; and if you are exempt from maintaining licenses, registrations and memberships, you have made any necessary filings with the applicable regulatory bodies in order to avail yourself of such exemptions.

(iii)           You have not and will not make any offer to buy or offer to sell Interests in any manner which would be inconsistent with applicable laws and regulations, or with the procedures for solicitations contemplated by the Memorandum or by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or conduct any seminar or meeting whose attendees have been invited by any general solicitation or advertising.

(iv)           To the extent not otherwise disclosed in the Memorandum, or separately disclosed by the Fund or MCUSA, you will disclose fully to each prospective subscriber that the Fund or its designee, and/or the Adviser, as the case may be, have agreed to pay a fee to you for the services to be rendered by you under this Agreement and that such fee is based on the value of the Interest or capital commitment amount (the “Capital Commitment”), as the case may be, of each investor introduced by you to the Fund.

(v)           At all times, your services shall be performed in strict compliance with applicable regulations (including FINRA rule 2341), state laws and the laws of the United States, including any applicable anti-money laundering statutes and OFAC (defined below) regulations, and you will obtain the true identity of each prospective investor and you will make reasonable inquiry into the sources of funds used to purchase Interests and satisfy yourself that these sources are legitimate.

(vi)          You have policies and procedures and internal controls in place that are reasonably designed to comply with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, including a customer identification program, and the regulations administered by the U. S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

(vii)          In the event the Information includes the use of the information or trademark of a Fund, the Adviser, any sponsor or any Fund’s underlying investment, you agree that such use of the mark is by permission of the owner of the mark, that it may be used solely in connection with the offering of that Fund, and subject to any conditions in connection therewith, and that no ownership or other interest in the mark is granted by this Agreement or the use of the mark.

(viii)        Neither you, your officers and directors, nor any person connected with you as specified in paragraph (d)(1) of Rule 506 under the Securities Act (the “Rule”) (such persons referred to as “Covered Persons”) and any financial advisor who is directly involved in the offer or sale of interests has had an event described in paragraph (d)(1)(i)-(viii) of the Rule (“Disqualifying Events”), except as otherwise disclosed in writing on Appendix A, attached hereto.

(ix)           You will immediately update and provide a revised Appendix A whenever it ceases to be accurate in any way.

(x)            You will notify the Fund and MCUSA immediately of the occurrence of any Disqualifying Event with respect to you, your officers and directors, or any of your Covered Persons and any financial advisor who is directly involved in the offer or sale of interests, and, in such case, this Agreement may, at the election of the Fund and/or MCUSA, terminate immediately in which case there would be no further obligation to make any payments under this Agreement; provided, however, no notice of termination from the Fund or MCUSA shall be necessary if the Disqualifying Event would prevent the ability to rely on the exemption from registration under the Rule and termination will be deemed automatic. Notice of such automatic termination will be circulated to all parties as soon as commercially practicable.

(xi)           You will provide such further information requested concerning any Disqualifying Events and consent to the disclosure of any such information in the offering materials for any Fund or otherwise as a Fund deems appropriate.

(xii)          You represent, warrant, covenant and agree that, within the meaning of Rule 206(4)-5 of the Investment Advisers Act of 1940, as amended, neither you nor your “covered associates” has made, either directly or indirectly, within the two year period prior to the date hereof, and will not make, either directly or indirectly, during the term of this Agreement, any political contribution, other than one that is subject to an “exception” or an “exemption,” to an “official” of any “government entity.” The parties agree that the quoted terms in this subparagraph are defined in Rule 206(4)-5 under the Investment Advisers Act of 1940.

4.	Compensation.

In the event a prospective investor becomes an investor in the Fund (an “Investor”), as a result of your efforts, remains your client, and you provide related services to such Investor, you shall be entitled to receive such compensation as set forth in Exhibit A. MCUSA, acting solely as paying agent for the applicable Fund or the Adviser, as the case may be and as indicated in Exhibit A, shall compensate you pursuant to Exhibit A and its amendments only after such Fund or the Adviser, as applicable, or its respective designee has paid such compensation to MCUSA. Except as may otherwise be agreed, you shall be responsible for the payment of all costs and expenses incurred by you in connection with the performance of your obligations under this Agreement. It is agreed that, upon receipt by the Fund, the Adviser or MCUSA of a written notice from an Investor advising that such Investor (a) is no longer your client or (b) has transferred its account to another financial intermediary, the Fund, the Adviser and MCUSA will have no further obligation to pay any compensation to you on and after the date set forth in such written notice.

5.	Indemnification and Contribution.

(a)            You shall indemnify and agree to hold harmless the Funds, MCUSA, the Adviser, any manager to, or administrator or placement agent for the Funds, any sponsor, investment adviser or manager of any underlying fund, the underlying fund itself, their respective employees, directors, officers, agents, general partners, members and each person, if any, who, directly or indirectly, controls, is controlled by, or under common control with a Fund, MCUSA, any investment adviser to or administrator or placement agent for a Fund, any sponsor, investment adviser or manager of any underlying fund, the underlying fund itself, their respective employees, members, directors, officers, general partners and agents (each such person or entity is referred to as an “Indemnified Party”) against any loss, damage, cost, charge, payment, liability or expense, joint or several, to which any Indemnified Party may become subject, insofar as such loss, damage, cost, charge, payment, liabilities or expense (or actions in respect thereof) arises out of or are based upon a breach by you of any of the covenants, agreements, representations or warranties contained in this Agreement, except to the extent any such loss, damages, cost, charge, payment, liability or expense arises from the gross negligence, bad faith, willful misfeasance or by reason of the reckless disregard of its obligations and duties under this Agreement of an Indemnified Party, and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such loss, damage, cost, charge, payment, liability or expense.

(b)           Each applicable Fund, the Adviser and MCUSA shall severally, and not jointly, indemnify and hold harmless you and your affiliates and directors, officers and employees (collectively “Your Affiliates”) from and against any direct loss, damage, cost, charge, payment, liability or expense (including the reasonable cost of investigating or defending any alleged loss, damage, cost, charge, payment, liability or expense and reasonable counsel fees incurred in connection therewith), arising in connection with (i) such Fund’s, the Adviser’s or MCUSA’s, as the case may be, gross negligence, bad faith, willful misfeasance or by reason of the reckless disregard of its obligations and duties under this Agreement regarding the purchase, transfer or registration of Interests for your clients or (ii) any untrue statement of a material fact in such Fund’s Information or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in no case is the foregoing indemnity to be deemed to protect you and Your Affiliates against any liability to which you or any such person would otherwise be subject by reason of you or Your Affiliates willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard of your obligations and duties, or those of Your Affiliate, as the case may be, under this Agreement.

(c)            No party to this Agreement shall be liable to any other party for consequential, special or indirect damages under any provision of this Agreement.

6.	Confidentiality.

(a)            The parties agree to keep all sensitive information concerning the Fund and its operations, business prospects and Investor or prospective Investor information in strict confidence, subject to the uses of Investor or prospective Investor information set forth in the Fund’s Privacy Notice.

(b)            The parties have taken all steps necessary to comply in all material respects with applicable federal and state laws, regulations and rules governing consumer information security and privacy, including but not limited to Title 5 of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827 and Regulation S-P, codified at 17 C.F.R., Part 248, Massachusetts General Laws 201 CMR 17.00 et seq., and by the rules and regulations of FINRA governing consumer information security and privacy. To the extent one party provides the other party with any nonpublic Personal Information (as defined below) to perform services or functions on behalf of the other party or otherwise in connection with this Agreement, such party will not disclose such Personal Information for any purpose other than to carry out the purposes for which the Personal Information was provided or as permitted or required by law in the ordinary course of business to carry out those purposes. “Personal Information” includes any personally identifiable information or records in any form (written, electronic, or otherwise) relating to a consumer or client, including, but not limited to: (i) a client’s name, address, telephone number, account number, tax identification information; (ii) the fact that a client has a relationship with one of the parties; and (iii) any other personal identifiable information; provided, however, that Personal Information shall not include any such information that a party obtained independently and not in connection with this Agreement or the services hereunder. Each party has adopted and implemented policies and procedures that address administrative, technical, and physical safeguards for the protection of client records and Personal Information and that are reasonably designed to: (i) ensure the security and confidentiality of client records and Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of client records and Personal Information; (iii) protect against unauthorized access to or use of client records and Personal Information that could result in substantial harm or inconvenience to any client; and (iv) protect against unauthorized disclosure or use of client records and Personal Information in connection with the disposal thereof or upon the expiration of this Agreement, unless otherwise prohibited by law. Each party agrees that it will notify the other of any security breaches that may reasonably lead to a compromise of personally identifiable client information retained by such party. The parties agree to provide prompt notification of security breaches to facilitate swift and appropriate action to minimize the impact of the security breach.

(c)            You shall not provide Investors or prospective Investors with any information concerning any Fund, the Adviser or MCUSA, or the underlying funds or their affiliates unless specifically permitted herein or the Fund and/or MCUSA have approved, in writing, such information for use. Except as contemplated by the preceding sentence or as required by applicable law, self -regulatory organization or legal process, all parties (i) shall keep confidential all non-public information provided the parties; (ii) shall not disclose such information to any third party or to any of your employees or advisors, except those who have a need to know in order to perform the responsibilities hereunder; and (iii) shall use such information solely in connection with the duties and responsibilities in connection with the placement of Interests. The parties shall be responsible for any breach by such persons of these confidentiality obligations to the extent such persons are employees, agents or affiliates to whom the parties have provided access to such information.

(d)           You shall, upon request by the Fund or MCUSA, suspend offers and sales of Fund Interests at any time.

7.	Representations and Indemnities to Survive Delivery.

The representations, warranties, and indemnities of the parties set forth in this Agreement will remain in full force and effect, regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of you, or any Fund, any general partners, managers, members, employees, agents, directors or officers of any of the foregoing or any person controlling any of the foregoing, and (iii) acceptance of any payment for Interests hereunder. The provisions of this Section shall survive the termination or cancellation of this Agreement.

8.	Effective Date and Term of Agreement.

This Agreement shall become effective for all purposes as of the date first noted above, or as otherwise dated on Exhibit A, and shall continue until terminated in accordance with the provisions of paragraph 9 below.

9.	Termination.

This Agreement may be terminated at any time as respects any Fund by any party without cause by written notice to the other parties on not less than 30 days’ notice, or, if there has been a material breach of any condition, warranty, representation or other term of this Agreement by the other, by written notice to such other party at any time, effective upon receipt thereof. In addition, with respect to any Fund that is registered under the 1940 Act, this Agreement (i) is terminable without penalty, at any time, by a majority of such Fund’s Directors who are not “interested persons (as defined in the 1940 Act) and have no direct or indirect financial interest in this Agreement (the “Disinterested Directors”) or by the vote of a majority of the outstanding voting securities of such Fund, on not less than 30 days’ notice to you, (ii) will terminate upon the failure of the Disinterested Directors to approve its continuance as may be required under the 1940 Act and (iii) will terminate automatically in the event of an “assignment” (as defined in the 1940 Act).

10.	Notices.

All communication under this Agreement shall be given in writing, sent by (i) email or (ii) registered mail to the address set forth below or to such other address as such party shall have specified in writing to the other party hereto, and shall be deemed to have been delivered effective at the earlier of its confirmed receipt or within two days after dispatch:

If to [NAME of Sub-Placement Agent]:

[NAME of Sub-Placement Agent]

[ADDRESS]

[E-MAIL ADDRESS]

If to Macquarie Capital (USA) Inc.

c/o Paulina Chan, Chief Compliance Officer

660 Fifth Avenue

New York, NY 10103

Telephone: 718-536-6270

Email: paulina.chan@macquarie.com

If to a Fund or the Adviser:

Name of Fund Listed on Exhibit A

c/o Alex Lee, President, Macquarie Wealth Advisers, LLC

660 Fifth Avenue

New York, NY 10103

Telephone: 347-603-9082

Email: alex.lee2@macquarie.com

11.	Miscellaneous.

(a)            This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns and no other person shall have any right or obligation hereunder.

(b)            This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, and neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

(c)            This Agreement may be amended only upon mutual written agreement of the parties.

(d)            If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

ANY ACTION OR PROCEEDING BASED HEREON, OR ARISING OUT OF YOUR ENGAGEMENT HEREUNDER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURT OF CHANCERY OR OTHER COURTS OF THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OR OTHER COURTS OF THE STATE OF DELAWARE FOR THE PURPOSE OF ANY SUCH ACTION OR PROCEEDING AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTION OR PROCEEDING. EACH PARTY HERETO ALSO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

If the foregoing correctly sets forth our understanding with you, please indicate your acceptance in the space provided below whereupon this letter will form a valid and binding contract among the signers in accordance with its terms.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

By:
Name:
Title:

MACQUARIE WEALTH ADVISERS, LLC ON BEHALF OF ITSELF, AND [NAME of Fund]

By:
Name:
Title:

Accepted to and agreed:

[NAME of Sub-Placement Agent]

By:
Name:
Title:

EXHIBIT A

DESIGNATED FUNDS AND

COMPENSATION ARRANGEMENT

[To be completed]

APPENDIX A

BAD ACTOR DISCLOSURE: